Exhibit 10.13

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

This AGREEMENT dated as of February 22, 2017 is made by and between Fusion Pharmaceuticals Inc. a Canadian corporation, having its principal place of business at NRB-A316, 1280 Main St West, Hamilton, ON. L8S 4K1 (“Fusion”) and the Centre for Probe Development and Commercialization Inc., a Canadian corporation, having its principal place of business at NRB-A316, 1280 Main St West, Hamilton, ON L8S 4K1 (“CPDC”).

Introduction:

CPDC has developed and obtained certain Technology (as defined below) relating to the development and manufacture of radiopharmaceuticals. CPDC has also created Fusion Pharmaceuticals Inc. in order to advance and commercialize the radiopharmaceuticals that it has created. As a consequence CPDC desires to license rights to the Technology to Fusion, and Fusion desires to license from CPDC, on an exclusive basis, the right to develop, market, make, use, and sell products derived through the use of the Technology. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration including the payment of [***] from Fusion to CPDC and the issuance by Fusion of 4,375,000 Voting Common Shares in its capital to CPDC on December 22, 2014, the receipt and sufficiency of which are hereby acknowledged, Fusion and CPDC agree as follows:

1.	Definitions:

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1.

“CPDC Patent Rights” means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention, and utility models) throughout the world, covering or relating to the Technology, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, or continuations-in-part, which CPDC owns or controls, or which CPDC has the right to grant sublicenses to Fusion, as of the date of this Agreement and thereafter, including any Improvements made by CPDC after the date of this Agreement. All current patents, patent applications, trade secrets and draft patent applications in the CPDC Patent Rights are listed in Schedule A.

1.2.

“CPDC Technology Rights” means all technical information owned or possessed by CPDC as of the date of this Agreement and thereafter, whether patentable or otherwise, relating to the Technology, which information is necessary or useful for Fusion and its sublicensees to develop, manufacture, use, and/or sell Licensed Products hereunder, including any Improvements made by CPDC after the date of this Agreement. For the avoidance of doubt, CPDC Technology Rights means all pre-clinical and clinical, biological, analytical, chemical, radiochemical, and in vitro/in vivo data concerning the characterization of [***], the IGF-1 receptor, all [***] Program compound-specific data and all pre-clinical and clinical trial documents, agreements and regulatory filings and includes the enhanced linker technology for improved excretion, such as [***] and [***], which intellectual property filings are expected in the future.

1.3.

“Confidential Information” means all materials, trade secrets, or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information, or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret, or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets, or other information which is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Confidential Information if the disclosing Party, within [***] after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets, or other information and referencing the place and date of such oral, visual, or written disclosure and the names of the persons to whom such disclosure was made.

1.4.

“Field” means the development, testing and commercialization of products and processes for the treatment, prevention, diagnosis, monitoring, control and maintenance of all disease indications and disorders in humans.

1.5.

“Improvements” means, with respect to the Technology, all alterations, changes, amendments, improvements, refinements, betterments, modifications, upgrades, enhancements to, new material derived from, and all Derivative Works of, the Technology. For purposes of this definition, “Derivative Works” means, with respect to copyrightable works, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgement or other form in which an existing work may be recast, transformed or adapted, including any compilation that incorporates such any pre-existing copyrightable works.

1.6.	“Licensed Products” means a product which, or the manufacture, use, or sale of which, is covered by CPDC Technology Rights in the country where the product is manufactured, used or sold.

1.7.	“Party” means Fusion or CPDC; “Parties” means Fusion and CPDC taken together.

1.8.

“Technology” means any of the technology owned or licensable by CPDC which relates to the Insulin-like Growth Factor-1 Receptor (IGF-1R or IGF-1 receptor) Program ([***] Program) and the novel linker technology associated with the [***] Program.

2. License:

2.1. License. Subject to Section 2.4 and the payment of the fee provided in Section 3.1 and the fulfillment of the other terms and conditions of this Agreement, CPDC hereby grants to Fusion a worldwide, exclusive license under all of the CPDC Patent Rights and CPDC Technology Rights, including the right to sublicense any or all of such rights, to make, have made, use, have used, sell, have sold and make Improvements to the CPDC Patent Rights and CPDC Technology Rights, in Fusion’s sole discretion, in the Field (and to have such rights exercised on Fusion’s behalf by third parties). Fusion shall inform CPDC if any sublicense is granted to the CPDC Patent Rights and CPDC Technology Rights. Fusion shall ensure that any sublicensee will be required to comply with the terms of this Agreement.

2.2. Assistance. CPDC shall provide Fusion with all information related to the CPDC Patent Rights and CPDC Technology Rights as may be known or possessed by CPDC and as may be reasonably necessary for Fusion to exploit the licenses granted in Section 2.1, including any materials related to the acquisition of any government approvals for the Licensed Products. CPDC shall provide Fusion with reasonable technical assistance in connection with such transfer to Fusion of the information related to the CPDC Patent Rights and CPDC Technology Rights.

2.3. Use by CPDC. Nothing herein shall grant to Fusion and rights of ownership or title in the CPDC Patent Rights and CPDC Technology Rights or other rights therein other than the rights of use pursuant to the License and subject to the terms and conditions of this Agreement, nor shall anything herein limit or prejudice the rights of CPDC to use the CPDC Patent Rights and CPDC Technology Rights to conduct its own internal research for non-commercial purposes and any commercial activities, including the manufacture and commercialization of new products utilizing the CPDC Patent Rights and CPDC Technology Rights, that are outside of the Field.

2.4. Third Party Intellectual Property. Fusion acknowledges that: (a) the CPDC Patent Rights and CPDC Technology Rights incorporate the use of antibody [***], which is owned by Immunogen, Inc. (“Immunogen”); and (b) it will need to license from Immunogen the right to use [***] in a manner consistent with Fusion’s use of CPDC Patent Rights and CPDC Technology Rights under this Agreement.

3. Fees:

3.1. License Fees. Fusion shall pay to CPDC a fee of [***] as full and complete payment for the License.

3.2. Patent Fees. Fusion shall repay to CPDC all legal and prosecution costs relating to the CPDC Patent Rights and Improvements incurred to the date of the signing of the License. All costs for the prosecution of the CPDC Patent Rights following the execution of the License will be the responsibility of Fusion.

4. Representations, Warranties, and Covenants:

4.1. Representations and Warranties of CPDC. Subject to Section 2.4, CPDC hereby represents and warrants that: (i) CPDC owns or controls all rights to the CPDC Patent Rights and CPDC Technology Rights; and (ii) CPDC has the authority to grant to Fusion all of the rights granted hereunder.

4.2. Covenant of Fusion. Fusion hereby covenants and agrees to use commercially reasonable efforts to develop, and obtain all necessary regulatory approvals for, and commercialize Licensed Products. Fusion shall use commercially reasonable efforts to maintain and prosecute diligently and keep in good standing and in full force all of the CPDC Patent Rights. In the event that Fusion breaches its obligations under this Section 4.2, Fusion shall not be liable for any damages or other compensation as a result thereof, and CPDC’s sole and exclusive remedy shall be to maintain and prosecute diligently and keep in good standing and in full force those CPDC Patent Rights that Fusion has confirmed to CPDC in writing that Fusion no longer wishes to pursue.

5. Intellectual Property Rights:

5.1. Ownership. CPDC shall own the entire right, title, and interest in and to all CPDC Patent Rights and CPDC Technology Right, except that Fusion shall own all right, title and interest to any Improvements that are created, developed or acquired by, or on behalf of, Fusion during the term of this Agreement, including any intellectual property rights therein. Nothing in this Agreement shall require Fusion to provide any such Improvements or notice thereof to CPDC.

5.2. Right of Fusion to Prosecute Applications. CPDC and Fusion agree that during the term of this Agreement, Fusion shall be solely responsible for the prosecution and maintenance of the Technology, CPDC Patent Rights and CPDC Technology Rights. The Parties shall provide each other with copies of all substantive communications to and from patent offices regarding applications or patents relating to the Technology promptly after the receipt thereof. Copies of proposed substantive communications from Fusion to patent offices shall be provided to CPDC in sufficient time before the due date in order to enable CPDC an opportunity to comment on the content thereof. Fusion shall use reasonable efforts to incorporate CPDC’s comments into any substantive communications. Fusion shall timely notify CPDC (but in no event less than [***] prior to the expiration of any priority rights period) if it intends not to seek patent protection on the Technology in any country, and CPDC shall have the right, at its expense and in CPDC’s name, to file, prosecute, maintain, and enforce in such country patents relating to the Technology.

5.3. Mutual Assistance. CPDC and Fusion shall each provide to each other’s authorized attorneys, agents, or representatives reasonable assistance as necessary to exploit the rights under Section 5 to file, prosecute, maintain and enforce patent applications and patents. CPDC and Fusion shall use their best efforts to have signed all legal documents necessary to file, prosecute, maintain, and enforce patent applications or patents.

5.4. Infringement.

(a) Each Party shall promptly report (the “Reporting Party”) in writing to the other Party (the “Receiving Party”) during the term of this Agreement any: (i) known infringement or suspected infringement of any of the CPDC Patent Rights in the Field; or (ii) infringement, unauthorized use or misappropriation of the CPDC Technology Rights in the Field by a third party of which the Reporting Party becomes aware, and shall provide such Receiving Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within [***] after Fusion becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise the CPDC of its decision in writing. The inability of CPDC to decide on a course of action within such [***] period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.

(b) Within [***] after Fusion becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party in the Field, as provided in paragraph (a) above, and provided that Fusion shall have advised (or have been deemed to have advised) the CPDC of its decision to file suit within the [***] period provided in paragraph (a) above, Fusion shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. Fusion shall provide the CPDC with an opportunity to make suggestions and comments regarding such suit and shall promptly notify the CPDC of the commencement of such suit. Fusion shall keep the CPDC promptly informed of, and shall from time to time consult with the CPDC regarding, the status of any such suit and shall provide the CPDC with copies of all documents filed in, and all written communications relating to, such suit.

(c) Fusion shall select counsel for any suit referred to in paragraph (b) above. Fusion shall, except as provided below, pay all expenses of the suit, including, without limitation, legal fees and court costs. The CPDC, in its sole discretion, may elect, within [***] after the receipt by the CPDC from Fusion of notice of the commencement of such litigation, to contribute to the costs incurred by Fusion in connection with such litigation in an amount not to exceed [***] of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by CPDC and Fusion [***]. If necessary the CPDC shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. The CPDC shall have the right to participate and be represented in any suit by its own counsel at its own expense. Fusion shall not settle any such suit involving rights of the CPDC (including without limitation its licensed rights under this Agreement) without obtaining the prior written consent of the CPDC, which consent shall not be unreasonably withheld.

(d) In the event that Fusion does not inform the CPDC of its intent to initiate an infringement or other appropriate suit within the [***] period provided in paragraph (a) above, or does not initiate such an infringement or other appropriate action within the [***] period provided in paragraph (b) above or does not initiate such an infringement or other appropriate action in a jurisdiction of interest to the CPDC, the CPDC shall have the right, at its expense, to initiate an infringement or other appropriate suit. In exercising its rights pursuant to this paragraph (d), the CPDC shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation ’legal’ fees and court costs. If necessary, Fusion shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner of any CPDC Technology Rights at issue. At the CPDC’s request, Fusion shall offer reasonable assistance to the CPDC in connection therewith at no charge to the CPDC except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, Fusion shall cooperate fully in order to enable the CPDC to institute any action hereunder. Fusion shall have the right to be represented in any such suit by its own counsel at its own expense.

5.5. Claimed Infringement.

(a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective affiliates or sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the development, manufacture, use or sale of Licensed Products, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. At the request of CPDC, Fusion shall provide to Fusion advice regarding the technical merits of any such claim.

(b) Fusion shall defend CPDC at Fusion’s cost and expense, and will indemnify and hold harmless CPDC, from and against any and all claims, losses, costs, damages, fees and expenses arising out of or in connection with (i) the infringement or alleged infringement by a Licensed Product of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party and any settlements relating thereto, and (ii) product liability and manufacturer’s liability claims arising from the sale and use of Licensed Products; provided that Fusion shall have sole control and authority with respect to the defense or settlement of any such claim or action and CPDC shall cooperate fully with Fusion in the defense or settlement of any such claim or action. In the event that any Licensed Product becomes, or in CPDC‘s opinion is likely to become, the subject of a claim of infringement of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party, CPDC may at its option either secure for Fusion the right to continue using the CPDC Patent Rights, CPDC Technology Rights and the Licensed Product, replace or modify the CPDC Patent Rights, CPDC Technology Rights and the Licensed Product to make it non-infringing without impairment of function or if neither of the foregoing alternatives is reasonably available to CPDC, terminate Fusion’s rights and licenses to the Licensed Product under this Agreement.

(c) The provisions of Section 5.5(b) notwithstanding, CPDC shall not have any liability under Section 5.5(b) to the extent that any infringement or claim results from: (i) use of the Licensed Product in combination with some other product or pharmaceutical formulation not supplied by CPDC where the Licensed Product itself would not be infringing; or (ii) modifications of the Licensed Product where the Licensed Product, if not modified by or for Fusion, would not be infringing. In addition, in no event shall CPDC be liable to, alone or in contribution, or required to indemnify, Fusion or any of its shareholders, directors, officers or affiliates for any consequential, incidental, indirect, special, exemplary or punitive damages (including loss of actual or anticipated profits, loss by reason of non-operation; or loss of use or productivity), regardless of whether such liability arises out of breach of contract, statute, guarantee or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory.

(d) This Section 5.5 states the entire responsibility of CPDC under this Agreement in the case of any claimed infringement or violation of any third party’s rights or unauthorized use or misappropriation of any third party’s technology.

6. Confidential Information:

6.1. Treatment of Confidential Information. The Parties have previously signed a Mutual Non-Disclosure Agreement on [***] governing the exchange and care of Confidential Information between the Parties, and, for the avoidance of doubt, the [***] agreement shall have precedence over the treatment of all Confidential Information. Each Party hereto shall maintain the Confidential Information of the other party in confidence, and shall not directly or indirectly disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure (except to the extent required to use or distribute Licensed Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents.

6.2. Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party;

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information and not under an obligation of confidentiality;

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Licensed Products in the ordinary course, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

In addition, a receiving Party may disclose or communicate Confidential Information if required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

7. Termination:

7.1. Term. This Agreement shall remain in effect until terminated in accordance with the provisions of this Article 7.

7.2. Termination for Breach. Fusion shall be entitled to terminate this Agreement by written notice to CPDC in the event that CPDC shall be in default of any of its obligations hereunder and shall fail to remedy any such default within [***] after notice thereof by Fusion. CPDC shall be entitled to terminate this Agreement by written notice to Fusion in the event that Fusion shall be in default of any of its obligations hereunder and shall fail to remedy any such default within [***] after notice thereof by CPDC. Upon termination of this Agreement pursuant to this Section 7.2, no Party shall be relieved of any obligations incurred prior to such termination.

7.3. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (Article 6) as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement pursuant to Section 7.2, each Party shall promptly return to each other Party all written Confidential Information, and all copies thereof, of such other Party.

8. Miscellaneous:

8.1. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

8.2. Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

8.3. Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by registered or certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to Fusion Pharmaceuticals:	If to CPDC:

[***]	[***]

Attn: [***]	Attn: [***]

8.4. No Agency. Nothing herein shall be deemed to constitute Fusion, on the one hand, or CPDC, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither Fusion, on the one hand, nor CPDC, on the other hand, shall be responsible for the acts or omissions of the other. No Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

8.5. Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

8.6. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

8.7. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

8.8. Assignment. No Party to this Agreement may assign its rights or obligations hereunder without the prior written consent of each other Party; provided, however, that each Party may assign its rights and obligations hereunder without the prior written consent of the other Party in connection with the sale of all or substantially all of the business or assets of the assigning Party relating to the development, manufacture, use, or sale of Licensed Products.

8.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

8.11. Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
Name:	John Valliant
Title:	President and Secretary

CENTRE FOR PROBE DEVELOPMENT AND COMMERCIALIZATION

By:	/s/ John Valliant
Name:	John Valliant
Title:	Chief Executive officer

By:	/s/ Robert Sutherland
Name:	Robert Sutherland
Title:	Director

Signature Page to CPDC License Agreement

Schedule A

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